                  =============================================

                                 $7,750,000.08

                  =============================================


                   AMENDED AND RESTATED TERM LOAN AGREEMENT


                                 by and among

                          DIXON TICONDEROGA COMPANY,
                            a Delaware corporation,

                                      and

                            DIXON TICONDEROGA INC.,
                            an Ontario corporation,

                        (collectively, the "Borrower")

                                      and

                      FIRST UNION COMMERCIAL CORPORATION,
                         a North Carolina corporation,

                                      and

                        FIRST NATIONAL BANK OF BOSTON,
                        a national banking association,

                                      and

                           NATIONAL BANK OF CANADA,
                           a Canadian chartered bank

                         (collectively, the "Lenders")

                                      and

                      FIRST UNION COMMERCIAL CORPORATION,
                                  as "Agent"



                 =============================================

                                 July 10, 1996

                 =============================================

                               TABLE OF CONTENTS

                                                                         Page

SECTION 1 - DEFINITIONS

  Defined Terms                                                           2
  UCC Terms                                                               4

SECTION 2 - TERM LOAN

  Term Loan                                                               4

SECTION 3 - PAYMENTS

  Payments                                                                4
  Interest Rate                                                           4
  Principal Payments                                                      8
  Receipt of Payments                                                     8
  Application of Payments and Collections                                 9
  Maximum Rate of Interest                                                9

SECTION 4 - SECURITY FOR THE OBLIGATIONS

  Security Interest in the Collateral                                    10
  Supplemental Documentation                                             10
  Cross-Collateralization                                                10

SECTION 5 - CLOSING

  Closing                                                                10
  Conditions of Term Loan                                                10
   Term Notes                                                            10
   Revolving Credit Agreement                                            11
   Property Insurance                                                    11
   Title Insurance                                                       11
   Additional Documentation                                              11
  No Waiver of Conditions Precedent                                      11

SECTION 6 - REPRESENTATIONS AND WARRANTIES                               11

SECTION 7 - AFFIRMATIVE COVENANTS                                        11

SECTION 8 - NEGATIVE COVENANTS                                           12

SECTION 9 - TERM OF AGREEMENT

  Term                                                                   12
  Effect of Termination of Revolving Credit Loan                         12

SECTION 10 - EVENTS OF DEFAULT

  Events of Default                                                      12
  Acceleration of the Obligations                                        12

SECTION 11 - RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

  Rights and Remedies                                                    13
  Application of Proceeds                                                13
  Rights and Remedies Cumulative; Non-Waiver; Etc.                       13

SECTION 12 - TAXES                                                       14

SECTION 13 - MISCELLANEOUS

  Survival of Agreements                                                 14
  Governing Law; Waiver of Jury Trial                                    15
  Notice                                                                 15
  Amendment                                                              15
  Severability                                                           15
  Entire Agreement                                                       15
  Binding Effect                                                         15
  Captions                                                               16
  Conflict of Terms                                                      16
  Injunctive Relief                                                      16

SECTION 14 - AGENCY                                                      16

                   AMENDED AND RESTATED TERM LOAN AGREEMENT


      AMENDED AND RESTATED TERM LOAN AGREEMENT is dated as of July 10, 1996, among DIXON TICONDEROGA COMPANY, a Delaware corporation ("DTC"), and DIXON TICONDEROGA INC., an Ontario corporation ("DTI") (DTC and DTI may sometimes collectively be referred to hereinafter as "Borrower"), and FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation ("FUCC"), THE FIRST NATIONAL BANK OF BOSTON, a national banking association ("Bank of Boston"), and NATIONAL BANK OF CANADA, a Canadian chartered bank ("NBC") (FUCC, Bank of Boston and NBC are sometimes individually referred to hereinafter as a "Lender" and collectively as the "Lenders"), and FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation, as Agent (hereinafter, in such capacity, together with any successor thereto in such capacity, referred to as the "Agent") to the Lenders.

                             W I T N E S S E T H:

      WHEREAS, the Borrower and FUCC are parties to a Revolving Credit Loan and Security Agreement, dated as of May 12, 1994 (the "Existing Credit Agreement"), and a Term Loan Agreement ("Existing Term Agreement") of that same date, which agreements have been modified by a First Modification of Revolving Credit Loan and Security Agreement and Term Loan Agreement dated as of February 10, 1995; a Second Modification of Revolving Credit Loan and Security Agreement and Term Loan Agreement dated as of June 30, 1995; a Third Modification of Revolving Credit Loan and Security Agreement dated as of July 31, 1995; and Fourth Modification of Revolving Credit Loan, Foreign Exchange and Security Agreement dated as of May 24, 1996;

      WHEREAS, the Borrower has requested an increase in the amount of the financial accommodations which FUCC has extended to it, by amending and restating the Existing Credit Agreement; and

      WHEREAS, FUCC has assigned to Lenders the promissory notes evidencing the loans made to Borrower pursuant to the Existing Credit Agreement and the Existing Term Agreement, as those two agreements have been modified by the above-described modification, and has assigned to Agent the Mortgages securing those loans, along with all the other loan documents in connection therewith; and

      WHEREAS, the Lenders are willing to extend increased financial accommodations to the Borrower in the form of a $40,000,000 revolving line of credit and letter of credit facility in accordance with, and subject to, the terms and conditions set forth in an Amended and Restated Revolving Credit Loan and Security Agreement ("Revolving Credit Agreement"); and

      WHEREAS, the Lenders are willing to amend and restate the term debt by extending loans to the Borrower in the aggregate principal amount of $7,750,000.08, being made in accordance with, and subject to, the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants, agreements, terms and conditions contained herein, the parties hereto hereby agree as follows:

SECTION 1 - DEFINITIONS

            DEFINED TERMS. All capitalized terms not defined in this Agreement shall have the meanings given to such terms in the Revolving Credit Agreement. For purposes of this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Agreement" or "this Agreement" shall include all amendments, restatements, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

      "Environmental Agreement" shall mean the Ratification of Environmental Compliance and Indemnification Agreement executed in connection herewith.

      "Event of Default" shall have the meaning specified in section 10 hereof.

      "Lender" or "Lenders" shall have the meanings assigned to those terms in the introduction to this Agreement.

      "LIBOR Period" shall mean the period commencing on the date any portion of the Term Loan is converted to a LIBOR Tranche and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter; provided that (a) no LIBOR Period may extend beyond the Commitment Termination Date, and (b) if a LIBOR Period would end on a day which is not a Eurodollar Business Day, such LIBOR Period shall be extended to the next Eurodollar Business Day unless such Eurodollar Business Day would fall in the next calendar month, in which event such LIBOR Period shall end on the immediately preceding Eurodollar Business Day.

      "LIBOR Rate" shall have the meaning given to such term in the Revolving Credit Agreement, except that the reference in said definition to "LIBOR Loan" is hereby replaced with "LIBOR Tranche".

      "LIBOR Tranche" shall mean that portion of the Term Loan, if any, accruing interest at the Adjusted LIBOR Rate.

      "Loan Documents" shall mean and collectively refer to this Agreement, the Revolving Credit Agreement, the Environmental Agreement, the Notes, the Mortgages, the Letter of Credit Agreement, the Foreign Exchange Agreement, all Foreign Exchange Contracts, the Interest Rate Swap Agreement, the Intercreditor Agreement, all documents heretofore, now or hereafter executed by or in behalf of Borrower and/or delivered to FUCC or Lenders or Agent with respect to this Agreement, all Supplemental Documentation and any and all other documents and agreements described as "Loan Documents" in section 1.1 of the Revolving Credit Agreement.

      "Mortgages" shall mean, collectively, those Mortgage and Security Agreements and Deeds of Trust dated as of May 12, 1994, executed by DTC, in favor of FUCC, securing repayment of the Obligations, or any portion thereof, which Mortgages encumber the Mortgaged Property and have been assigned to Agent, and as thereafter modified and amended, collectively, by the Mortgage Modification Agreements of even date herewith, together with any renewals, substitutions or extensions thereof, in whole or in part.

      "Mortgaged Property" shall mean the real property of DTC, described on
Schedule I attached hereto and made a part hereof, together with all personal property of Borrower or either of them located on or used in connection with such real property, all of which is encumbered by the Mortgages.

      "Obligations" shall have the meaning given to such term in the Revolving Credit Agreement.

      "Prime Rate" shall mean the interest rate publicly announced from time to time by First Union National Bank of North Carolina as its prime rate of interest, subject to change on a daily basis. First Union National Bank of North Carolina lends at rates both above and below its Prime Rate. The Prime Rate is a reference rate and is not necessarily the lowest or best rate the First Union National Bank of North Carolina may from time to time charge its customers. In the event First Union National Bank of North Carolina shall abolish or abandon the practice of announcing its Prime Rate or should the same be unascertainable, the "Prime Rate" under this Agreement and the other Loan Documents shall be the interest rate designated and identified as the prime rate published in the most recent edition of The Charlotte Edition of the Wall Street Journal in its "Money Rates" table and defined therein as the base rate on corporate loans at large U.S. money center commercial banks, and if more than one such rate is reported on any date, the higher or highest (if more than two) of such rates shall constitute the Prime Rate herein.

      "Prime Tranche" shall mean that portion of the Term Loan, if any, accruing interest at the Adjusted Prime Rate.

      "Reserve Requirement" shall have the meaning given to such term in the Revolving Credit Agreement, except that the first reference in said definition to "LIBOR Loan" is hereby replaced with "LIBOR Tranche".

      "Revolving Credit Agreement" shall mean that certain Amended and Restated Revolving Credit Loan and Security Agreement dated of even date herewith by and between Borrower, Lenders, and Agent, pursuant to which the Lenders shall have extended credit facilities to Borrower in the aggregate maximum principal amount of $40,000,000, as the same may be amended, modified or restated from time to time.

      "Supplemental Documentation" shall mean all agreements, instruments, documents, financing statements, mortgages, deeds of trust, certificates of title and other written matter necessary or requested by the Agent to perfect and maintain perfected the Agent's security interest in the Mortgaged Property and to consummate the transactions contemplated by this Agreement.

      "Term Loan" shall mean, collectively, the three term loans made by Lenders to Borrower pursuant to this Agreement, in the aggregate principal amount of $7,750,000.08, which term loans are evidenced by the Term Notes.

      "Term Notes" shall mean the three promissory notes of even date herewith, made, executed and delivered to Lenders by Borrower, evidencing the Term Loan, copies of which are attached to this Agreement as Exhibits A-1, A-2, and A-3, together with any amendments, modifications and supplements thereto, and any renewals, substitutions or extensions thereof, in whole or in part.

      "Title Insurance Commitments" shall have the meaning specified in section 5.2.4 hereof.

            UCC TERMS. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of Florida, and in any other jurisdiction, as applicable, to the extent the same are used or defined therein.


SECTION 2 - TERM LOAN

            TERM LOAN. Subject to all of the terms and conditions set forth in this Agreement and the other Loan Documents, Lenders agree to make a Term Loan to the Borrower on the Closing Date as evidenced by the following:

            (a) Amended and Restated Term Note in the face amount of $3,900,768.79 in favor of FUCC;

            (b) Amended and Restated Term Note in the face amount of $2,567,187.53 in favor of Bank of Boston; and

            (c) Amended and Restated Term Note in the face amount of $1,282,043.76 in favor of NBC.

The Term Loan shall be subject to the provisions of this Agreement, and shall be payable in accordance with the terms and provisions of the Term Notes and this Agreement.


SECTION 3 - PAYMENTS

            PAYMENTS. All Obligations of Borrower to Lenders shall be repayable at Agent's offices at 200 South Biscayne Boulevard, 11th Floor; MC:
FL6090, Miami, Florida 33131, or at such other place or places as Agent may designate from time to time. That portion of the Obligations consisting of amounts payable on account of the Term Loan, shall be payable by Borrower to Agent in accordance with the terms of the Term Notes and of this Agreement. The balance of the Obligations, if any, shall be payable by Borrower to Agent as and when provided in this Agreement, the Mortgages or the other Loan Documents or upon the Agent's demand, whichever is earlier.

            INTEREST RATE. Borrower shall pay Interest to Lenders on the Principal amount outstanding under the Term Notes at a rate determined in accordance with Subsections 3.2(a) or (b) below (the "Applicable Interest Rate").

            (a) Prime Rate Option. Pursuant to the Prime Rate Option, interest shall accrue and be payable on the Prime Tranche at the per annum rate equal to the Adjusted Prime Rate. The Adjusted Prime Rate shall change each time the Prime Rate is changed. All changes in the rate of interest due to a change in the Prime Rate shall take effect on the same day on which the Prime Rate changes. Interest on the Prime Tranche shall be calculated on a daily basis (computed on the basis of the actual number of days elapsed over a year of 360 days) and shall be calculated and be due and payable monthly, in arrears, on the first Business Day of each calendar month.

            (b) LIBOR Option. Pursuant to the LIBOR Option, interest shall accrue and be payable on the LIBOR Tranche at the per annum rate equal to the Adjusted LIBOR Rate. Interest on the LIBOR Tranche shall be due and payable monthly, in arrears, on the first Business Day of each calendar month, irre-spective of the date upon which the applicable LIBOR Period ends.

            (c) Conversion of Rate Options. On the terms and subject to the conditions of this Agreement and the Revolving Credit Agreement, Borrower may elect (A) at any time to convert the Term Loan, or any portion thereof consisting of a Prime Tranche into a LIBOR Tranche, or (B) at the end of any LIBOR Period with respect to a LIBOR Tranche, to convert such LIBOR Tranche into a Prime Tranche or to renew such LIBOR Tranche for an additional LIBOR Period. Except as set forth in Subsection 3.2(d), the LIBOR Tranche and Prime Tranche of the Term Loan may be renewed or converted in whole or in part.
Each such election shall be made by delivery to the Agent of an Interest Rate Election Notice prior to 10:00 a.m. (Charlotte, North Carolina, time) at least three (3) Eurodollar Business Days prior to the effective date of any conversion to or renewal of a LIBOR Tranche and at least one (1) Eurodollar Business Day prior to the effective date of any conversion to or renewal of a Prime Tranche, specifying (1) the date of conversion or renewal (which date shall be a Eurodollar Business Day, and in the case of a conversion from a LIBOR Tranche to a Prime Tranche, the last day of the LIBOR Period therefor);
(2) the amount and type of conversion or renewal; and (3) the length of the applicable LIBOR Period. If, within the time period required under this Subsection 3.2(c), the Agent shall not have received an Interest Rate Election Notice from Borrower of an election to renew a LIBOR Tranche for an additional LIBOR Period, then, upon the expiration of the LIBOR Period therefor, such LIBOR Tranche shall be converted automatically to a Prime Tranche. Upon receipt of an Interest Rate Election Notice from Borrower, the Agent shall immediately notify the Lenders of any conversion or renewal, and the date(s) thereof.

            (d) Restrictions on LIBOR Option. Notwithstanding Subsection 3.2(c) above, the right of Borrower to elect the interest rate option applicable to the Term Loan, or any portion thereof, shall be subject to the following restrictions:

                (i) a continuation or conversion of a LIBOR Tranche or any conversion of a Prime Tranche to a LIBOR Tranche must be in an amount such that the aggregate amount of the succeeding LIBOR Tranche, if any, made by Lender is a minimum of One Million Dollars ($1,000,000), or a higher integral multiple of Five Hundred Thousand Dollars ($500,000); provided, however, that not more than one (1) tranche of at least One Million Dollars ($1,000,000) of the Term Loan which is a LIBOR Tranche may be outstanding at any time.

                (ii) no conversion of a Prime Tranche to a LIBOR Tranche or continuation of a LIBOR Tranche upon the expiration of the LIBOR Period there-for shall be permitted during the continuance of an Event of Default, or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;

                (iii) Borrower may not elect an interest rate option for a LIBOR Tranche with a LIBOR Period extending beyond the Commitment Termination Date;

                (iv) anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any LIBOR Tranche for any period:

                     A. The Agent determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits are not being provided by the relevant Persons in the relevant amounts or for the relevant maturities for purpose of determining the rate of interest for such LIBOR Tranche under this Note; or

                     B. The Agent determines (which determination shall be conclusive absent manifest error) that the rate of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest on any LIBOR Tranche for such period is determined does not accurately reflect the cost to Lender incurred in the London interbank market of making or maintaining such LIBOR Tranche for such period, then the Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, Lenders shall be under no obligation to make or renew any LIBOR Tranche or to convert the Term Loan or any portion thereof consisting of a Prime Tranche into a LIBOR Tranche;

                (v) notwithstanding any other provision of this Agreement to the contrary, upon the occurrence and during the continuance of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, any LIBOR Tranche then outstanding shall immediately and automatically be converted into a Prime Tranche;

                (vi) notwithstanding any other provision in this Agreement to the contrary, in the event that Agent determines that it is unlawful for Lenders (A) to honor their obligations to convert any portion of the Term Loan to a LIBOR Tranche or renew any previously converted LIBOR Tranche hereunder, or (B) to maintain such LIBOR Tranche hereunder, then the Agent shall promptly notify Borrower thereof and Lenders' obligation to convert any portion of the Term Loan to a LIBOR Tranche or renew any previously converted LIBOR Tranche hereunder shall be suspended until such time as Lenders may again make and maintain LIBOR loans, and any LIBOR Tranche shall be converted into a Prime Tranche in accordance with Subsection 3.2(c); and

                (vii) if any LIBOR Tranche is to be converted pursuant to clause (vi) of this Subsection 3.2(d), the LIBOR Tranche shall be automatically converted into a Prime Tranche on the last day of the then current LIBOR Period for such LIBOR Tranche and, unless and until the Agent gives notice to Borrower that the circumstances specified in clause (vi) hereof which gave rise to such conversion no longer exist, that portion of the Term Loan which would otherwise be a LIBOR Tranche shall be a Prime Tranche and that portion of the Term Loan which would otherwise be converted into a LIBOR Tranche shall be converted instead into (or shall remain as) a Prime Tranche.

            (e) Additional Compensation for LIBOR Tranche Conversion. Upon notice to Borrower from the Agent, Borrower shall pay to the Agent such amount as the Agent determines shall be sufficient to compensate Lenders for any loss, cost or expense incurred as a result of:

                (i) any payment of a LIBOR Tranche on a date other than the last day of the LIBOR Period for such LIBOR Tranche, including, but not limited to acceleration of the Loans by the Agent pursuant to the provisions of this Agreement or the Revolving Credit Agreement; or

                (ii) any failure by Borrower to borrow or convert a LIBOR Tranche to a Prime Tranche on the date for borrowing or converting, as speci-fied in the relevant notice under this Section 3.2;

such compensation to include, without limitation, an amount equal to, if any,
(X) any loss sustained by any Lender(s) as a result of reinvesting or redeploying any amount prepaid at a rate lower than such Lender's cost of match funding such amount, calculated for the period consisting of the remainder of the relevant LIBOR Period or (Y) any direct breakage or unwinding costs resulting from the liquidation of deposits that match funded any amount not borrowed for the duration of the relevant LIBOR Period. Agent's determination of any such amounts, as specified in Agent's notice to Borrower, shall be conclusive absent bad faith or manifest error.

            (f) Payment of Additional Compensation. Any payment or prepayment of any LIBOR Tranche, in whole or in part, made otherwise than on the last day of the applicable LIBOR Period shall be accompanied by such sums as are necessary to compensate Lenders as provided in Subsection 3.2(e) hereof, as the Agent may upon request advise Borrower; provided, however, that any estimate communicated by the Agent to Borrower of the losses, costs and expenses resulting from such payment or prepayment shall not be binding upon Lenders, who will subsequently adjust the estimated amount as determined pursuant to Subsection 3.2(e) hereof. Each such payment or prepayment shall be applied first to reimburse Lender for any losses sustained by Lenders as provided in Subsection 3.2(e) hereof.

            PRINCIPAL PAYMENTS. In addition to and concurrently with the monthly payments of Interest, Borrower shall pay to Agent monthly installments of Principal in an amount equal to (a) $125,000 from June 1, 1996, through May 1, 1998; and (b) $138,888.92 from June 1, 1998,through May 1, 2001.

            RECEIPT OF PAYMENTS.

            (a) Borrower as Trustee for Lenders. In the event Borrower (or any of its Affiliates, shareholders, directors, officers, employees or agents) shall receive any monies, checks, notes, drafts or any other items of payment relating to and/or proceeds of the Mortgaged Property, Borrower agrees with Lenders and Agent that Borrower shall hold all items of payment in trust for Lenders and as the property of Lenders, separate from the funds of Borrower, and no later than the first Business Day following the receipt thereof, Borrower shall deliver the same or cause the same to be deposited with Agent, together with such endorsements or executions as may be necessary to collect such monies or sums evidenced by any such items or instruments of payment, which monies shall be applied in accordance with the terms of this Agreement.

            (b) Interest Computation. For the purpose of computing interest hereunder, all such items of payment shall be deemed applied by the Agent on account of the Obligations upon the earlier of (i) upon receipt by Agent in Miami, Florida, if received in immediately available funds by federal funds bank wire transfer or (ii) one (1) Business Day after such payment is received by Agent in Miami, if received by any other method of payment; provided, however, that no such item received by the Agent shall constitute payment to Lenders unless such item is actually collected by the Agent. Each such item of payment shall, for purposes of determining the occurrence of an Event of Default, be deemed received upon actual receipt by the Agent, unless the same is subsequently dishonored for any reason whatsoever.

            APPLICATION OF PAYMENTS AND COLLECTIONS. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by the Agent from or on behalf of Borrower, and Borrower does hereby irrevocably agree that the Agent and the Lenders shall have the continuing exclusive right to apply and to reapply any and all such payments and collections received at any time or times hereafter by the Agent or the Lenders against the Obligations, in such manner as the Agent or the Lenders, in their sole discretion, may determine, notwithstanding any entry by the Agent or the Lenders upon any of their respective books and records. Notwithstanding the foregoing, provided no Event of Default shall have occurred, that portion of each regularly scheduled installment required pursuant to the Term Notes which is to have been allocated to principal thereunder shall be applied in reduction of the principal balance of the Term Notes. Notwithstanding anything to the contrary contained herein or in any other Loan Document, all sums received by Agent in connection with the disposition of the Mortgaged Property shall be applied in accordance with the provisions of section 11 of this Agreement.

            MAXIMUM RATE OF INTEREST. Notwithstanding anything to the contrary contained in this Agreement or the Term Notes, if at any time until payment in full of the Term Notes the rate of interest applicable thereunder or hereunder (the "Stated Rate") exceeds the highest rate of interest permissible under applicable Florida law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder or under the Term Notes shall be equal to the Maximum Lawful Rate, provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent from the making of advances hereunder is equal to the total interest which Agent would have received had the Stated Rate been (but for the operation of this paragraph) the interest rate payable since the date of the Term Notes. Thereafter, the interest rate payable hereunder shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Agent pursuant to the terms hereof exceed the amount which Agent and Lenders could lawfully have received had the interest due hereunder or under the Term Notes been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction shall make a final determination that Agent and Lenders have received interest hereunder in excess of the Maximum Lawful Rate, Agent and Lenders shall promptly apply such excess first to any interest due and not yet paid under the Term Notes, then to the principal amount of the Term Notes, then to any interest due and not yet paid under the Revolving Credit Loans evidenced by the Revolving Credit Notes, then to the principal amount of the Revolving Credit Notes, and there-after shall refund any excess to Borrower.

SECTION 4 - SECURITY FOR THE OBLIGATIONS

            SECURITY INTEREST ON COLLATERAL. To secure the prompt payment and performance of the Obligations, Borrower has granted to Agent a Lien and continuing general security interest in and to the Mortgaged Property.

            SUPPLEMENTAL DOCUMENTATION. At the Agent's request, Borrower shall execute and/or deliver to the Agent, at any time or times hereafter, all Supplemental Documentation that the Agent may request, in form and substance acceptable to the Agent, and pay all charges, expenses and fees the Agent may incur in filing any of the Supplemental Documentation, and all taxes relating thereto. Borrower hereby irrevocably makes, constitutes and appoints the Agent (and all Persons designated by the Agent for that purpose) as Borrower's true and lawful agent and attorney in-fact to sign the name of Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the Agent, in its sole discretion, may elect.
 Borrower ratifies and approves all acts of such attorney and agrees that such power is irrevocable so long as any Obligations of Borrower are outstanding. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or a financing statement is sufficient as a financing statement and may be filed by the Agent in any filing office.

            CROSS-COLLATERALIZATION. The Mortgaged Property, the Collateral and all other collateral which the Agent may at any time acquire from any other source in connection with the Obligations shall constitute collateral for all Obligations without apportionment or designation as to particular Obligations, and all Obligations, howsoever and whensoever incurred, shall be secured by all of the Mortgaged Property. The terms and provisions of Section
4.5 of the Revolving Credit Agreement are incorporated into this Agreement by this reference thereto.


SECTION 5 - CLOSING

            CLOSING. The closing hereunder shall take place on the date and at the time of the execution of this Agreement, or at such other time as the parties hereto shall mutually agree.

            CONDITIONS OF TERM LOAN. The obligation of Lenders to disburse the Term Loan under this Agreement is subject to: (a) the accuracy and correctness of the representations and warranties of Borrower contained herein and in the other Loan Documents and in any certificate delivered pursuant to this Agreement or the other Loan Documents; (b) the performance by Borrower of its agreements contained herein and in the other Loan Documents; and (c) the satisfaction of all of the following conditions:

                   Term Notes. The Term Notes, in form and substance satisfactory to the Lenders and the Agent and their special counsel, shall have been duly authorized, executed and delivered by Borrower, shall be in full force and effect and no default shall exist thereunder.

                   Revolving Credit Agreement. All of the conditions of closing set forth in Section 5 of the Revolving Credit Agreement shall have been satisfied in full and the closing under the Revolving Credit Agreement shall have taken place simultaneously with the closing under this Agreement.

                   Property Insurance. The Agent shall have received certifi-cates of insurance upon the Mortgaged Property in accordance with the requirements of the Mortgages.

                   Title Insurance. Agent shall have received commitments (the "Title Insurance Commitments") to issue endorsements to the existing mortgagee's title insurance policies, which Title Insurance Commitments shall
(a) have been issued by Lawyers' Title Insurance Corporation, (or by Old Republic National Title Insurance Company, with regard to the Tennessee property), (b) insure to Agent that the Mortgages continue to be first liens on the Mortgaged Property, (c) be in an aggregate amount not less than those amounts reflected on the existing mortgagee policies, (d) have had all requirements and conditions precedent therein satisfied, and (e) be subject only to such matters as are acceptable to Agent, in its sole and absolute discretion. The Title Insurance Commitments shall contain such endorsements as Agent may, in its sole discretion, deem appropriate or desirable.

                   Additional Documentation. Agent shall have received any and all documentation which it shall deem necessary and proper in connection with the Mortgages, including, but not limited to, affidavits of Borrower, in form and content acceptable to Agent, containing such representations and warranties as Agent shall deem proper.

            NO WAIVER OF CONDITIONS PRECEDENT. If the Lenders make the Term Loan hereunder prior to the fulfillment of any of the conditions precedent set forth in section 5.2 hereof, the making of the Term Loan shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Borrower shall thereafter use its best efforts to fulfill each such condition promptly.


SECTION 6 - REPRESENTATIONS AND WARRANTIES

      In order to induce Lenders to enter into this Agreement and to make the Term Loan, Borrower hereby restates and reaffirms to Lenders and Agent all of the warranties and representations made by Borrower in the Mortgages, the Existing Credit Agreement, the Existing Term Agreement, and all other Loan Documents, which warranties and representations, by this reference, are incorporated herein and made a part hereof, and upon which warranties and representations Lenders and Agent shall be entitled to rely.


SECTION 7 - AFFIRMATIVE COVENANTS

      Until payment in full of all Obligations, Borrower covenants and agrees that, unless Consent is given in accordance with the terms and provisions of the Revolving Credit Agreement, Borrower will perform all Obligations, agreements and covenants required to be performed by it udner the terms of this

Agreement,the Mortgages, the Revolving Credit Agreement and the other Loan Documents and any other agreements now or hereafter existing or entered into between Borrower, the Lenders and Agent.


SECTION 8 - NEGATIVE COVENANTS

      Until payment in full of all Obligations, Borrower covenants and agrees that, unless Consent is given in accordance with the terms and provisions of the Revolving Credit Agreement, Borrower will not violate any of the negative covenants contained in this Agreement, the Mortgages, the Revolving Credit Agreement or any other Loan Document, which covenants, by this reference, are incorporated herein and made a part hereof.


SECTION 9 - TERM OF AGREEMENT

            TERM. The provisions of this Agreement shall continue in full force and effect until the Maturity Date (as such term is defined in the Term Notes).

            EFFECT OF TERMINATION OF REVOLVING CREDIT LOAN. Upon the Commitment Termination Date, all Obligations of Borrower to Lenders or Agent, whether or not incurred under this Agreement, and notwithstanding any term or credit allowed by any instrument evidencing the Obligations, shall become immediately due and payable without notice, demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower. Notwith-standing any such termination, until all Obligations of every nature whatsoever shall have been fully paid and satisfied, the Agent shall be entitled to retain its Liens in the Mortgaged Property, and Borrower shall continue to comply fully with the terms of this Agreement and the Mortgage, and shall turn over all proceeds of the Mortgaged Property to the Agent, and the Agent shall retain all of its other rights and remedies hereunder.

SECTION 10 - EVENTS OF DEFAULT

            EVENTS OF DEFAULT. The occurrence of any one or more Events of Default under the Notes, Mortgages, this Agreement, Revolving Credit Agreement or any other Loan Document shall constitute an "Event of Default" under this Agreement.

            ACCELERATION OF THE OBLIGATIONS. (a) Upon and after an Event of Default (other than an Event of Default specified in section 13.1(h) or (i) of the Revolving Credit Agreement), all of the Obligations may, at the option of the Agent or the Required Lenders (as that term is defined in the Revolving Credit Agreement), and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable, and (b) upon the occurrence of an Event of Default specified in section 13.1(h) or (i) of the Revolving Credit Agreement, all of the Obligations shall automatically become due and payable, without demand, notice or legal process of any kind, anything in the Notes or other contract evidencing any such Obligation or in the Loan Documents or in any other agreement to the contrary notwithstanding.

SECTION 11 - RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

            RIGHTS AND REMEDIES. Upon and after the occurrence of any Event of Default, the Lenders and Agent shall have all of the rights and remedies which the Lenders and Agent may have under the Notes, the Mortgages, this Agreement, the Revolving Credit Agreement, the other Loan Documents, and applicable law, all of which may be exercised by Lenders or Agent with or without further notice to Borrower.

            APPLICATION OF PROCEEDS. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Mortgaged Property shall be applied first to the expenses (including all reasonable attorneys' fees) of retaking, holding, storing, processing and preparing the Mortgaged Property for sale, selling or liquidating the Mortgaged Property and collecting such proceeds, and then to the satisfaction of all Obligations as set forth in Section 14.2 of the Revolving Credit Agreement, the provisions of which are incorporated herein by reference. Borrower shall be liable to Lenders and Agent and shall pay to Lenders and Agent on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Mortgaged Property. The Agent shall remit to Borrower or the Person entitled thereto any surplus remaining after all Obligations and all other obligations of Borrower to Lenders and Agent under the other Loan Documents have been paid in full. If any of the Mortgaged Property shall require repairs, maintenance, preparation or the like, or is in an unfinished state, the Agent shall have the right, but shall not be obligated to perform such repairs, maintenance, preparation or completion for the purpose of putting the same in such saleable form as the Agent shall deem appropriate, but the Agent shall have the right to sell or dispose of the Mortgaged Property without such processing.

            RIGHTS AND REMEDIES CUMULATIVE; NON-WAIVER; ETC. The enumeration of Lenders' and Agent's rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by Lenders or Agent of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Mortgages, Loan Documents or under any other agreement between Borrower and Lenders or Agent or which may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lenders or Agent in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower and Lenders or Agent or the agents or employees of any of them shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. Agent shall not, under any circumstances or in any event whatsoever, have any liability for any error, omission or delay of any kind occurring in the liquidation of the Mortgaged Property or for any damages resulting therefrom except damages directly attributable to the Agent's gross negligence or willful misconduct.

SECTION 12 - TAXES

      Whether or not the transaction contemplated by this Agreement shall be consummated, Borrower shall indemnify and save Lenders and Agent harmless from and against any and all liability and loss with respect to or resulting from the nonpayment or delayed payment of any and all recording taxes, intangible personal property, documentary stamp and other similar taxes, fees and excises, if any, including any interest and penalties, which may be, or be determined to be, payable in connection with the transactions contemplated by this Agreement or in any modification hereof or thereof.


SECTION 13 - MISCELLANEOUS

            SURVIVAL OF AGREEMENTS. All agreements, covenants, representations and warranties contained herein or made in writing by or on behalf of Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the Mortgages and the other Loan Documents. No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (a) any transaction or event occurring prior to such termination or cancellation, (b) the Collateral, or (c) any of Borrower's undertakings, agreements, covenants, warranties and representations contained in this Agreement and the other Loan Documents and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation. Borrower further agrees that to the extent Borrower makes a payment or payments to Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by Agent.

            GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF FLORIDA. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN DADE COUNTY, FLORIDA, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED IN SECTION 13.3 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. BORROWER WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO ANY SUIT OR PROCEEDING INSTITUTED BY LENDERS OR AGENT UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY STATE OR FEDERAL COURT LOCATED WITHIN DADE COUNTY, FLORIDA, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 13.2 SHALL AFFECT THE RIGHT OF THE LENDERS OR AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDERS OR AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH HAS JURISDICTION OVER BORROWER OR ITS PROPERTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDERS AND AGENT TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, MAKE THE TERM LOAN AND EXTEND OTHER FINANCIAL ACCOMMODATIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

            NOTICE. All notices and other communications hereunder shall be delivered in accordance with the provisions of section 17.3 of the Revolving Credit Agreement.

            AMENDMENT. This Agreement and the other Loan Documents cannot be amended, changed, discharged or terminated orally, but only in accordance with the terms and provisions of the Revolving Credit Agreement.

            SEVERABILITY. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            ENTIRE AGREEMENT. This Agreement, the Notes, the Mortgages, the Revolving Credit Agreement and the other Loan Documents, certificates and instruments referred to herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and rescind any prior agreements relating to the subject matter hereof.

            BINDING EFFECT. All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Borrower, Lenders and Agent.

            CAPTIONS. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

            CONFLICT OF TERMS. The provisions of and obligations contained in the Revolving Credit Agreement and other Loan Documents are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

        INJUNCTIVE RELIEF. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lenders and Agent. Borrower therefore agrees that the Lenders and Agent, if the Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.


SECTION 14 - AGENCY

      The provisions of and obligations contained in Section 16 of the Revolving Credit Agreement are incorporated into this Agreement by this reference thereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed in their corporate names by their duly authorized corporate officers as of the date first above written.

                                    BORROWER:

                                    DIXON TICONDEROGA COMPANY, a Delaware
                                    corporation


                                    By:  /s/ Kenneth A. Baer
                                        --------------------------------
                                        Kenneth A. Baer, Treasurer


                                    DIXON TICONDEROGA INC., an Ontario
                                    corporation


                                    By:  /s/ Kenneth A. Baer
                                        --------------------------------
                                        Kenneth A. Baer,
                                        Assistant Secretary

                                    AGENT:

                                    FIRST UNION COMMERCIAL CORPORATION, a
                                    North Carolina corporation, as Agent for all the Lenders


                                    By:  /s/ Kerry Maxwell
                                        --------------------------------
                                        Kerry Maxwell,
                                        Vice President


                                    LENDERS:

                                    FIRST UNION COMMERCIAL CORPORATION, a
                                    North Carolina corporation


                                    By:  /s/ Kerry Maxwell
                                        --------------------------------
                                          Kerry Maxwell,
                                          Vice President


                                    THE FIRST NATIONAL BANK OF BOSTON,
                                    a national banking association


                                    By:  /s/ William C. Purinton
                                        -------------------------------
                                         William C. Purinton,
                                         Vice President


                                    NATIONAL BANK OF CANADA,
                                    a Canadian chartered bank


                                    By: /s/ Frank P. Johnston
                                       --------------------------------
                                       Name:  Frank P. Johntson
                                       Title: Group Vice President